Exhibit 99.1

NEWS RELEASE for April 29, 2010 at 6:00 A.M. ET

Contact: Allen & Caron	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
Jill@allencaron.com	raffy.lorentzian@ntscorp.com
(949) 474-4300	(818) 591-0776

NATIONAL TECHNICAL SYSTEMS REPORTS
FOURTH QUARTER AND FISCAL YEAR-END 2010 RESULTS

Year-Over-Year Increases in Income from Continuing Operations,
Gross Margins, Revenues

Calabasas, CA – April 29, 2010 –National Technical Systems Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering and evaluation services, announced today year over year increases in income from continuing operations, gross margins and revenues for its fourth quarter and fiscal year ended January 31, 2010.

Income from continuing operations in fiscal year 2010 increased 11.0 percent to $3.31 million, or $0.35 per basic share and $0.34 per diluted share, from $2.98 million, or $0.33 per basic share and $0.31 per diluted share, in fiscal year 2009.

Total revenues for fiscal year 2010 were $122.72 million, up 2.3 percent from $119.92 million in fiscal year 2009.  Gross margin as a percentage of revenue in fiscal year 2010 increased to 27.7 percent from 26.8 percent in the prior fiscal year.

Net income in fiscal year 2010 was $3.31 million, or $0.35 per basic share and $0.34 per diluted share, compared to $3.64 million, or $0.40 per basic share and $0.38 per diluted share, for the prior fiscal year. Net income in fiscal year 2009 included income from discontinued operations net of tax of $662,000; there was no income from discontinued operations in fiscal year 2010.

President and CEO William C. McGinnis said that fiscal year 2010 was a challenging but strategically important year for NTS.  In addition to investing in major enhancements to its internal infrastructure systems, the Company made significant investments in its new engineering services outsourcing business and other growth initiatives.  He indicated that all of these investments are part of the Company’s continued efforts to drive increases in revenue and profits by becoming a more diverse and comprehensive integrated engineering and testing services organization.

“I am pleased to report that in spite of severe economic disruptions in many of our key markets, we were able to make significant investments in future growth, generate a solid increase in income from continuing operations and a modest increase in revenue,” McGinnis said. “We believe the investments we are making in new facilities and human resources, key acquisitions and the launch of our new engineering services outsourcing business will generate meaningful growth in Fiscal Year 2011 and beyond.  We are not only expanding our geographic footprint and extending our capabilities but, more and more, we are becoming a ‘one stop’ resource for our customers by providing single source responsibilities for all conformity assessment requirements in several of the markets we serve.

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

“From a total revenue standpoint, we tend to mirror the overall economy,” McGinnis added. “However, our defense and aerospace segments, which make up 64 percent of our revenues, continue to grow and we see important new opportunities going forward. A large portion of the growth in the defense and aerospace industries is driven by Department of Defense spending on research and development, which is where we provide valuable services for our customers.”

McGinnis also added that the growth in the Company’s aerospace and defense business was partially offset by weakness in the telecommunications and automotive industries, which were negatively impacted by 2009 economic conditions.

“Nonetheless, I am very pleased that overall, we managed to increase revenue and earnings from continuing operations despite the economy,” McGinnis said. “We are confident we are on the right track with our new business plan, and believe it will result in future growth in revenues, earnings and shareholder value.”

Income from continuing operations for the fiscal 2010 fourth quarter increased significantly to $788,000, or $0.08 per basic and diluted share, from $216,000, or $0.02 per basic and diluted share, for the same period in the prior fiscal year.

Revenue for the fourth quarter of fiscal year 2010 was $32.50 million, up 7 percent from $30.34 million in the prior fiscal year.  Gross margin as a percent of revenue in the fourth quarter of fiscal year 2010 increased to 27.9 percent from 24.2 percent in the fourth quarter of the prior fiscal year.

Net income in the fourth quarter of fiscal year 2010 was $788,000, or $0.08 per basic and diluted share, compared to $607,000, or $0.07 per basic and diluted share for the same period in the prior fiscal year.   Net income in the fourth quarter of fiscal year 2009 included income from discontinued operations net of tax of $391,000; there was no income from discontinued operations in the fourth quarter of the fiscal year 2010.

During the fourth quarter of fiscal year 2010, NTS acquired Unitek Technical Services, Inc. of Centreville, VA, formerly of Bureau Veritas, a leading supplier of supply chain management services.  Unitek has a premium customer base and a technically advanced web-based management software system.

“The Unitek acquisition is an excellent example of a strategic acquisition that fits our business plan to provide increased engineering, supply chain management and technical support services to our customers,” McGinnis added.  “In part, due to the recent downturn in the economy, we see an important opportunity to add more services for our customers who, particularly in aerospace and defense, are increasingly outsourcing their non-core capabilities. As we continue the development of our engineering services business, we believe these opportunities will grow and we will be poised to step in and provide a full range of product testing and engineering services.”

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

One example of the Company’s strategic development efforts was the recent expansion of its Silicon Valley facilities to include a new climatic, environmental and dynamics product testing laboratory.   Another example is the expansion of the NTS Plano, TX facility to add complementary test services.  The expansion of these facilities, along with other facility and infrastructure investments are increasing the Company’s capacity, which management believes is needed to keep pace with expected future growth.

The Company’s balance sheet for the fiscal year ended January 31, 2010 remained strong with cash, cash equivalents and investments of $9 million, working capital of $22.01 million, total assets of $110.00 million, long term debt of $31.56 million and total equity of $47.37 million.

The NTS backlog at January 31, 2010 was $52.0 million, up from $45.6 million at the end of fiscal year 2009.

Conference Call
As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the 2010 fourth quarter and fiscal year ended January 31, 2010.  To access the call, please dial 1-877-941-9205 from the U.S. or, for international callers, please dial +1-480-629-9041.  The live webcast and archived replay of the call can be accessed on the front page of the Investor section of NTS’s website at www.ntscorp.com.

About National Technical Systems
National Technical Systems, Inc. is a leading provider of engineering and testing services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full life-cycle product integrity support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Forward Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, including the possibility of contract cancellations, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
Net revenues	$32,495,000	$30,344,000	$122,724,000	$119,920,000
Cost of sales	23,427,000	23,010,000	88,784,000	87,839,000
Gross profit	9,068,000	7,334,000	33,940,000	32,081,000

Selling, general and administrative expense	7,633,000	6,337,000	27,179,000	24,655,000
Equity loss (income) from non-consolidated subsidiary	10,000	(37,000)	61,000	(44,000)
Operating income	1,425,000	1,034,000	6,700,000	7,470,000
Other income (expense):
Interest expense, net	(285,000)	(382,000)	(1,305,000)	(2,053,000)
Other income (expense), net	152,000	(66,000)	308,000	(15,000)
Total other expense, net	(133,000)	(448,000)	(997,000)	(2,068,000)

Income before income taxes and noncontrolling interest	1,292,000	586,000	5,703,000	5,402,000
Income taxes	496,000	338,000	2,292,000	2,342,000

Income before noncontrolling interests	796,000	248,000	3,411,000	3,060,000
Less: Net income attributable to noncontrolling interests	(8,000)	(32,000)	(106,000)	(82,000)

Income from continuing operations	788,000	216,000	3,305,000	2,978,000

Income from discontinued operations, net of tax	-	391,000	-	662,000

Net income	$788,000	$607,000	$3,305,000	$3,640,000

Basic earnings per common share
Income from continuing operations	$0.08	$0.02	$0.35	$0.33
Income from discontinuing operations	-	0.04	-	0.07
Net income	$0.08	$0.07	$0.35	$0.40

Diluted earnings per common share
Income from continuing operations	$0.08	$0.02	$0.34	$0.31
Income from discontinuing operations	-	0.04	-	0.07
Net income	$0.08	$0.06	$0.34	$0.38

Weighted average common shares outstanding	9,417,000	9,299,000	9,334,000	9,141,000
Dilutive effect of stock options and nonvested shares	577,000	296,000	415,000	456,000
Weighted average common shares outstanding, assuming dilution	9,994,000	9,595,000	9,749,000	9,597,000

# # # #

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899